Exhibit 99.1

Coca-Cola Bottling Co. Consolidated, 4100 Coca-Cola Plaza, Charlotte, NC 28211

Media Contact:	Lauren C. Steele Senior VP - Corporate Affairs 704-557-4551
Investor Contact:	James E. Harris Senior VP - Shared Services & CFO 704-557-4582

FOR IMMEDIATE RELEASE	Symbol: COKE
November 4, 2014	Quoted: The NASDAQ Global Select Market

Coca-Cola Bottling Co. Consolidated Reports Third Quarter

and First Nine Months 2014 Results

CHARLOTTE, NC — Coca-Cola Bottling Co. Consolidated (NASDAQ: COKE) today announced it earned $12.1 million, or basic net income per share of $1.31, on net sales of $457.7 million for the third quarter of 2014, compared to net income of $16.2 million, or basic net income per share of $1.75, on net sales of $434.5 million for the third quarter of 2013. Excluding net sales in the additional franchise territory the Company acquired in late May 2014, net sales for the third quarter of 2014 were $445.9 million. The results for the third quarter of 2014 included $1.6 million of expenses ($2.6 million on a pre-tax basis) related to franchise territory expansion, $0.2 million of after-tax losses ($0.3 million on a pre-tax basis) due to mark-to-market adjustments on commodity hedges, $0.6 million of after-tax gains related to changes in reserves for uncertain tax positions due to lapse of statute of limitations, and $0.4 million of after-tax losses due to other income tax changes. The results for the third quarter of 2013 included $1.0 million of expenses ($1.6 million on a pre-tax basis) related to franchise territory expansion, $0.9 million of after-tax gains related to changes in reserves for uncertain tax positions due to lapse of statute of limitations, a $2.3 million decrease in income tax expense due to a change in deferred tax liabilities due to state corporate income tax rate reduction, and $0.3 million of after-tax gains due to other income tax changes.

On a comparable basis, the Company earned $13.7 million in the third quarter of 2014, or comparable basic net income per share of $1.48, and $13.7 million in the third quarter of 2013, or comparable basic net income per share of $1.49.

The following table reconciles reported GAAP net income and basic net income per share to comparable net income and basic net income per share for the third quarters of 2014 and 2013:

	Third Quarter
	Net Income		Basic Net Income Per Share
In Thousands, Except Per Share Amounts	2014	2013	2014	2013
Reported net income (GAAP)	$12,132	$16,169	$1.31	$1.75

Net loss on commodity hedges, net of tax	195	—	0.02	—
Expenses related to franchise territory expansion, net of tax	1,562	992	0.17	0.11
Change in reserves for uncertain tax positions due to lapse of statute of limitations	(565)	(895)	(0.06)	(0.10)
Change in deferred tax liabilities due to state rate reduction	—	(2,261)	—	(0.24)
Other income tax changes	392	(283)	0.04	(0.03)

Total	1,584	(2,447)	0.17	(0.26)

Comparable net income (a)	$13,716	$13,722	$1.48	$1.49

(a)	This non-GAAP financial information is provided to allow investors to more clearly evaluate operating performance and business trends for the third quarters of 2014 and 2013. Management uses this information to review results excluding items that are not necessarily indicative of ongoing results.

The Company earned $28.4 million, or basic net income per share of $3.06, on net sales of $1.31 billion for the first nine months of 2014, compared to net income of $32.3 million, or basic net income per share of $3.49, on net sales of $1.25 billion for the first nine months of 2013. Excluding net sales in the additional franchise territory the Company acquired in late May 2014, net sales for the first nine months of 2014 were $1.29 billion. The results for the first nine months of 2014 included $4.7 million of expenses ($7.6 million on a pre-tax basis) related to franchise territory expansion, $0.3 million of after-tax gains ($0.6 million on a pre-tax basis) due to mark-to-market adjustments on commodity hedges, $0.6 million of after-tax gains related to changes in reserves for uncertain tax positions due to lapse of statute of limitations, and $0.4 million of after-tax losses due to other income tax changes. The results for the first nine months of 2013 included $2.0 million of expenses ($3.3 million on a pre-tax basis) related to franchise territory expansion, $0.3 million of after-tax losses ($0.5 million on a pre-tax basis) due to mark-to-market adjustments on commodity hedges, $0.9 million of after-tax gains related to changes in reserves for uncertain tax positions due to lapse of statute of limitations, a $2.3 million decrease in income tax expense due to a change in deferred tax liabilities due to state corporate income tax rate reduction, and a $0.6 million net decrease in income tax expense due to certain favorable tax items associated with the American Taxpayer Relief Act (H.R.8) enacted on January 2, 2013 and other income tax changes.

On a comparable basis, the Company earned $32.6 million in the first nine months of 2014, or comparable basic net income per share of $3.52, versus $30.8 million in the first nine months of 2013, or comparable basic net income per share of $3.33.

The following table reconciles reported GAAP net income and basic net income per share to comparable net income and basic net income per share for the first nine months of 2014 and 2013:

	First Nine Months
	Net Income		Basic Net Income Per Share
In Thousands, Except Per Share Amounts	2014	2013	2014	2013
Reported net income (GAAP)	$28,364	$32,260	$3.06	$3.49

Net (gain) loss on commodity hedges, net of tax	(338)	304	(0.04)	0.03
Expenses related to franchise territory expansion, net of tax	4,679	1,985	0.51	0.22
Change in reserves for uncertain tax positions due to lapse of statute of limitations	(565)	(895)	(0.06)	(0.10)
Benefits associated with the American Taxpayer Relief Act	—	(374)	—	(0.04)
Change in deferred tax liabilities due to state rate reduction	—	(2,261)	—	(0.24)
Other income tax changes	447	(251)	0.05	(0.03)

Total	4,223	(1,492)	0.46	(0.16)

Comparable net income (a)	$32,587	$30,768	$3.52	$3.33

(a)	This non-GAAP financial information is provided to allow investors to more clearly evaluate operating performance and business trends for the first nine months of 2014 and 2013. Management uses this information to review results excluding items that are not necessarily indicative of ongoing results.

J. Frank Harrison, III, Chairman and CEO, said, “We are pleased with the continued progress of our territory expansion with two significant events – the closing of the Knoxville, TN territory acquisition on October 24 and the signing on October 17 of the agreement to exchange our territory in Jackson, TN for territory in Lexington, KY. Both of these transactions are part of our previously announced territory expansion and realignment. We are excited to welcome the Knoxville employees to the Consolidated family and look forward to serving customers and the community with our great Coca-Cola brands. We are continuing our work on agreements with The Coca-Cola Company for the remainder of the franchise territory expansion covered in our previously announced letter of intent.”

Hank Flint, President and COO, added, “Our third quarter reflects solid results for our business including revenue growth of 2.6 percent over the prior year, excluding net sales in newly acquired territory. The revenue growth was driven by an increase in physical case volume of approximately 2.3 percent and an increase in pricing of less than one percent. Favorable trends in key components of raw material costs continued during the third quarter resulting in lower than anticipated cost of goods sold and we continue to invest in our markets to drive longer term growth in market share and operating results. Our results include significant costs related to our work on acquiring new franchise territory. These costs are generally of a non-recurring nature and have been incurred to ensure an effective and efficient transition of the new territories we are now serving and others we expect to be serving in the future.”

Cautionary Information Regarding Forward-Looking Statements

Included in this news release and other information that we make publicly available from time to time are forward-looking management comments and other statements that reflect management’s current outlook for future periods. These statements include, among others, statements regarding the following challenges we face in 2014: ongoing work on agreements for the additional proposed territory expansion that is described in the Letter of Intent dated April 15, 2013 with The Coca-Cola Company that we believe will provide us with the opportunity for growth in contiguous territories where we can leverage our current infrastructure and operational capabilities.

These statements and expectations are based on currently available competitive, financial and economic data along with our operating plans and are subject to future events and uncertainties that could cause anticipated events not to occur or actual results to differ materially from historical or anticipated results. Among the events or uncertainties which could adversely affect future periods are: lower than expected selling pricing resulting from increased marketplace competition; changes in how significant customers market or promote our products; changes in our top customer relationships; changes in public and consumer preferences related to nonalcoholic beverages; unfavorable changes in the general economy; miscalculation of our need for infrastructure investment; our inability to meet requirements under beverage agreements; material changes in the performance requirements for marketing funding support or our inability to meet such requirements; decreases from historic levels of marketing funding support; changes in The Coca-Cola Company’s and other beverage companies’ levels of advertising, marketing and spending on brand innovation; the inability of our aluminum can or plastic bottle suppliers to meet our purchase requirements; our inability to offset higher raw material costs with higher selling prices, increased bottle/can sales volume or reduced expenses; sustained increases in fuel costs or our inability to secure adequate supplies of fuel; sustained increases in workers’ compensation, employment practices and vehicle accident claims costs; sustained increases in the cost of employee benefits; product liability claims or product recalls; technology failures; changes in interest rates; the impact of debt levels on operating flexibility and access to capital and credit markets; adverse changes in our credit rating (whether as a result of our operations or prospects or as a result of those of The Coca-Cola Company or other bottlers in the Coca-Cola system); changes in legal contingencies; legislative changes affecting our distribution and packaging; adoption of significant product labeling or warning requirements; additional taxes resulting from tax audits; natural disasters and unfavorable weather; global climate change or legal or regulatory responses to such change; issues surrounding labor relations; bottler system disputes; our use of estimates and assumptions; changes in accounting standards; impact of obesity and health concerns on product demand; public policy challenges regarding the sale of soft drinks in schools; the impact of volatility in the financial markets on access to the credit markets; and the concentration of our capital stock ownership. The forward-looking statements in this news release should be read in conjunction with the more detailed descriptions of the above factors located in our Annual Report on Form 10-K for the year ended December 29, 2013 under Part I, Item 1A “Risk Factors” as well as those additional factors we may describe from time to time in other filings with the Securities and Exchange Commission. Except as required by law, the Company undertakes no obligation to update or revise any forward-looking statements contained in this release as a result of new information or future events or developments.

—Enjoy Coca-Cola—

Coca-Cola Bottling Co. Consolidated

CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

In Thousands (Except Per Share Data)

	Third Quarter		First Nine Months
	2014	2013	2014	2013
Net sales	$457,676	$434,464	$1,305,731	$1,246,994
Cost of sales	272,734	258,352	778,936	746,868

Gross margin	184,942	176,112	526,795	500,126
Selling, delivery and administrative expenses	156,496	145,912	454,969	427,539

Income from operations	28,446	30,200	71,826	72,587
Interest expense, net	7,333	7,361	21,899	22,149

Income before income taxes	21,113	22,839	49,927	50,438
Income taxes	7,408	4,756	17,789	14,550

Net income	13,705	18,083	32,138	35,888
Less: Net income attributable to noncontrolling interest	1,573	1,914	3,774	3,628

Net income attributable to Coca-Cola Bottling Co. Consolidated	$12,132	$16,169	$28,364	$32,260

Basic net income per share based on net income attributable to Coca-Cola Bottling Co. Consolidated:
Common Stock	$1.31	$1.75	$3.06	$3.49

Weighted average number of Common Stock shares outstanding	7,141	7,141	7,141	7,141

Class B Common Stock	$1.31	$1.75	$3.06	$3.49

Weighted average number of Class B Common Stock shares outstanding	2,130	2,109	2,125	2,104
Diluted net income per share based on net income attributable to Coca-Cola Bottling Co. Consolidated:
Common Stock	$1.30	$1.74	$3.05	$3.47

Weighted average number of Common Stock shares outstanding – assuming dilution	9,311	9,290	9,306	9,285

Class B Common Stock	$1.30	$1.74	$3.04	$3.46

Weighted average number of Class B Common Stock shares outstanding – assuming dilution	2,170	2,149	2,165	2,144